Exhibit 10.2

PARTICIPATION AGREEMENT

UNDER THE

DEFINED BENEFIT SUPPLEMENT EXECUTIVE RETIREMENT PLAN

(Previously known as the Supplemental Executive Retirement Plan)

Amended and Restated as of February 1, 2019

THIS PARTICIPATION AGREEMENT (this “Participation Agreement”) is entered into this 1st day of February, 2019 by and between First United Bank & Trust (the “Employer”) and [Carissa L. Rodeheaver][Jason B. Rush], an executive officer of the Employer (the “Participant”).

RECITALS:

WHEREAS, the Employer adopted the First United Bank & Trust Supplemental Executive Retirement Plan effective as of November 1, 2001, and the Employer and the Participant entered into a Participation Agreement pursuant thereto on ______________, _____, which was subsequently amended and restated (as amended and restated to date, the “Original Agreement”);

WHEREAS, the Employer amended and restated the Supplemental Executive Retirement Plan, effective January __, 2019, to change the name of the Plan to: “First United Bank & Trust Defined Benefit Supplemental Executive Retirement Plan”; and to make certain clarifying changes, a copy of which is attached hereto as Exhibit A (as amended and restated, the “Plan”);

WHEREAS, the Employer desires to amend and restate the Original Agreement (i) so that it recognizes the foregoing changes to the Plan, (ii) to revise the definition of “Final Pay”, and (iii) to add level payment annuities as optional forms of payment of the Defined Benefit, which are actuarially equivalent to the forms of payment made available under the Original Agreement; and

WHEREAS, the Participant desires to consent to such amendment and restatement.

NOW, THEREFORE, in consideration of the foregoing, the agreements and covenants set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Original Agreement so that it reads as follows:

1.       Definitions. Except as defined in the Recitals and below, capitalized terms in this Participation Agreement shall have the meanings given those terms in the Plan.

(a)	“Cause” has the meaning given that term in Section 8(a) hereof.

(b)	“Change of Control Defined Benefit” means the Defined Benefits payable pursuant to Section 3(b) hereof.

(c)	“Competitive Employment” means the Participant engages, directly or indirectly, as an owner, partner, member, director, officer, employee or agent of any sole proprietorship or entity, in the business of providing goods or services that are substantially similar to those provided by the Employer in any county in which the Employer has a branch.

(d)	“Defined Benefit” means any of the benefits described in paragraphs (a) through (f) of Section 3 that become payable under this Participation Agreement.

(e)	“Disability” shall have the meaning given that term under the First United Bank & Trust Long Term Disability Plan, as in effect at the time a determination of Disability is to be made.

(f)	“Disability Defined Benefit” means the Defined Benefits payable pursuant to Section 3(c) hereof.

(g)	“Employer” means First United Bank & Trust, a Maryland commercial bank, and any successor entity.

(h)	“Final Pay” means an amount equal to the Participant’s annual base salary rate immediately prior to the Participant’s Separation from Service.

(i)	“Guaranteed Period Level Payment Life Annuity” means the distribution method described in Section 4(a)(iv) hereof.

(j)	“Key Employee” means, for the 12-month period beginning on a particular April 1, a Participant described in Section 416(i) of the Code (disregarding Section 416(i)(5) of the Code and using the definition of compensation under Treas. Reg. §1.415(c)-2(d)(4)) at any time during the 12-month period ending on the preceding December 31.

(k)	“Normal Retirement” means Participant’s Separation from Service with the Employer for any reason other than Cause after such Participant has both (i) completed ten (10) Years of Service and (ii) attained his or her Normal Retirement Age.

(l)	“Normal Retirement Age” means sixty (60) years of age.

(m)	“Normal Retirement Defined Benefit” means the Defined Benefit payable pursuant to Section 3(a)(i) hereof.

(n)	“Pension Plan” means the First United Bank & Trust Pension Plan (or any successor or replacement plan) in effect as of the date that distributions of Defined Benefits commence hereunder.

(o)	“Post-Retirement Survivor Benefit” means the Defined Benefits payable pursuant to Section 3(f) hereof.

(p)	“Pre-Retirement Death Benefit” means the Defined Benefits payable pursuant to Section 3(e) hereof.

(q)	“Pre-Retirement Termination Defined Benefit” means the Defined Benefits payable pursuant to Section 3(d) hereof.

(r)	“Separation from Service” means a termination of the Participant’s employment with the Employer in accordance with Section 409A(a)(2)(A)(i) of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code (and any successor section or regulations).

(s)	“Total Pay” for any given year means the Participant’s salary and targeted cash bonus for such year.

(t)	“Triggering Event” means the occurrence of any one of the following events subsequent to a Change of Control:

(i)	Participant's receipt of a letter of intent to dismiss without Cause, as defined in the Plan; or

(ii)	termination of the Plan; or

(iii)	relocation of Participant's employment to a location more than 50 miles from the Participant’s place of employment at the time of the Change of Control; or

(iv)	a 10% or greater reduction in Participant’s Total Pay for the year in which the Triggering Event occurs from the prior year’s Total Pay, but disregarding any reduction in bonus or incentive compensation payments which occurs in accordance with the terms of any written bonus or incentive compensation program as it reads before the occurrence of a Change of Control; or

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(v)	a change to Participant’s position that results in Participant not being deemed an executive officer of Employer.

(u)	“Pre-Retirement Termination” has the meaning given that term in Section 3(d) hereof.

(v)	“Pre-Retirement Termination Defined Benefit” has the meaning given that term in Section 3(d) hereof.

(w)	“Year of Service” means each twelve (12) consecutive month period of full time employment with the Employer. No credit will be received for a partial Year of Service.

2.       Effective Date of Participation. The effective date of the Participant’s participation in the Plan was originally and shall remain ____________, _____.

3.       Defined Benefit.

(a)	Normal Retirement Defined Benefit.

(i)	Subject to Section 3(g) hereof, upon Normal Retirement, the Participant shall be entitled to a normal retirement Defined Benefit, expressed as a monthly single life annuity under Section 4(a)(ii) hereof, equal to one-twelfth (1/12) of the sum of (A) two and one-half percent (2.5%) of Final Pay for each completed Year of Service, up to a maximum of twenty-four (24) Years of Service (or sixty percent (60%) of Final Pay), and (B) one percent (1%) of Final Pay for each Year of Service beyond twenty-four (24) Years of Service that is completed after the Participant attains Normal Retirement Age, up to a maximum of five (5) Years of Service (or five percent (5%) of Final Pay) (collectively, the “Normal Retirement Defined Benefit”). To avoid any doubt with respect to the foregoing sentence, the sum of items (A) and (B) above shall not exceed sixty-five percent (65%) of the Participant’s Final Pay.

(ii)	Notwithstanding anything to the contrary contained in subparagraph (i) of this paragraph (a), for purposes of calculating the Participant’s Normal Retirement Defined Benefit, the Participant shall be deemed to have twenty-four (24) Years of Service as of February 14, 2007; provided, however, that, if the Participant voluntarily terminates his or her employment with the Employer for any reason other than because of (A) the relocation by the Employer of his or her employment to a location more than 50 miles from the Participant’s place of employment immediately prior to the relocation, (B) a 10% or greater reduction by the Employer in the Participant’s Total Pay for any year from the prior year’s Total Pay, but disregarding any reduction in bonus or incentive compensation payments which occurs in accordance with the terms of any written bonus or incentive compensation program, or (C) a change by the Employer to the Participant’s position that results in the Participant not being deemed an executive officer of the Employer, then this subparagraph (ii) shall be of no force or effect and the Participant’s Normal Retirement SERP Benefit shall be calculated based on actual Years of Service.

(iii)	The Normal Retirement Defined Benefit shall be distributed in accordance with the election made by the Participant pursuant to Section 4 hereof and shall be made or begin not later than the 15th day of the third (3rd) calendar month following Normal Retirement.

(b)	Change of Control Defined Benefit.

(i)	Subject to Section 3(g) hereof, in the event the Participant has a Separation from Service following a Change of Control and a subsequent Triggering Event, the Participant shall be entitled to a change of control Defined Benefit, expressed as a monthly single life annuity under Section 4(a)(ii) hereof, equal to one-twelfth (1/12) of the greater of (A) 60% of Final Pay or (B) his or her Normal Retirement Defined Benefit earned under Section 3(a) hereof as of the date of the Separation of Service (the “Change of Control Defined Benefit”). Notwithstanding the foregoing, in no event will the Change of Control Defined Benefit, together with amounts payable by Employer and its affiliated companies under all other plans and arrangements upon a change in the ownership or effective control of the Employer (as contemplated by Section 280G of the Code), exceed the maximum amount that can be paid without triggering a loss of Employer deduction under Section 280G of the Code or imposition of an excise tax under Section 4999 of the Code. All rights and liabilities associated with the Participant's Defined Benefit shall not be adversely affected, limited or reduced in any way due to a Change of Control and Triggering Event.

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(ii)	The Change of Control Defined Benefit shall be distributed in accordance with the election made by the Participant pursuant to Section 4 hereof and shall be made or begin not later than the 15th day of the third (3rd) calendar month following the later of (A) the Participant’s Separation from Service or (B) the date the Participant attains Normal Retirement Age.

(c)	Disability Defined Benefit.

(i)	Subject to Section 3(g) hereof, if the Participant has a Separation from Service due to the Participant's Disability, then the Participant will be entitled to receive a lump sum equal to the actuarial equivalent of his or her Normal Retirement Defined Benefit earned under Section 3(a) hereof as of the date of the Separation from Service, less all payments received under any disability insurance benefit provided by the Employer regardless of whether the Participant is taxed on premium payments made by the Employer with respect to such insurance policy (“Disability Defined Benefit”).

(ii)	The Disability Defined Benefit shall be paid not later than the 15th day of the third (3rd) calendar month following the Participant’s Separation from Service.

(d)	Pre-Retirement Termination Defined Benefit.

(i)	Subject to Section 3(g) hereof, in the event the Participant has a Separation from Service for any reason other than due to Normal Retirement, after a Change of Control and subsequent Triggering Event, or due to death, Disability, or Cause (a “Pre-Retirement Termination”), and provided the Participant is vested pursuant to Section 5(d) hereof, the Participant shall be entitled to receive his or her Normal Retirement Defined Benefit earned under Section 3(a) hereof as of the date of the Separation from Service (the “Pre-Retirement Termination Defined Benefit”).

(ii)	The Pre-Retirement Termination Defined Benefit shall be distributed in accordance with the election made by the Participant pursuant to Section 4 hereof and shall be made or begin not later than the 15th day of the third (3rd) calendar month following the Participant’s attainment of Normal Retirement Age.

(e)	Pre-Retirement Death Benefit.

(i)	Subject to Section 3(g) hereof, if the Participant dies before the commencement of distribution of his or her Normal Retirement Defined Benefit, Change of Control Defined Benefit, or Pre-Retirement Termination Defined Benefit (as the case may be), then the Participant’s Beneficiary will be entitled to receive a lump sum equal to the actuarial equivalent of the Participant’s Normal Defined Benefit earned under Section 3(a) as of the date of death (the “Pre-Retirement Death Benefit”).

(ii)	The Pre-Retirement Death Benefit shall be paid not later than the 15th day of the third (3rd) calendar month following the Participant’s death.

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(f)	Post-Retirement Survivor Benefit. If the Participant dies after the commencement of distribution of his or her Normal Retirement Defined Benefit, Change of Control Defined Benefit, or Pre-Retirement Termination Defined Benefit (as the case may be), then distribution of such benefits shall continue after the Participant's death only if the Participant elected one of the following forms of distribution methods, as provided in Section 4 hereof (“Post-Retirement Survivor Benefit”):

(i)	50% joint and survivor level payment annuity; or

(ii)	75% joint and survivor level payment annuity; or

(iii)	100% joint and survivor level payment annuity; or

(iv)	Guaranteed Period Level Payment Life Annuity, but only until the guaranteed 120 months of payments have been made.

(g)	Offset of Defined Benefits. The Defined Benefits paid hereunder shall be offset, dollar-for-dollar, by an amount equal to fifty-percent (50%) of the Participant's Social Security benefits received (or deemed to have been received) by the Participant and one hundred-percent (100%) of the Pension Plan benefits received by the Participant. For purposes of this Plan and offset calculation (including the calculation of a lump sum payment under Section 4(a)(i) hereof paid before the earliest time allowed by law for receipt of Social Security benefits), the Participant shall be deemed to have begun receiving Social Security benefits at the earliest time allowed by law. In no event shall military service certified to Participant as credited service under the Pension Plan cause an increase to any offset amount under this Participation Agreement and Plan.

(h)	Restriction on Timing of Distribution for Key Employees. Notwithstanding any provision of this Participation Agreement to the contrary, if the Participant is a Key Employee and any class of securities of the Employer (or of any person with whom the Employer would be considered a single employer under Section 414(b) and (c) of the Code) is publicly traded as of the date of the Participant’s Separation from Service, no distribution may be made to the Participant on account of such Separation from Service before the date that is six (6) months after the date of Separation from Service (or, if earlier, the date of the Key Employee’s death). Any lump sum payment delayed pursuant to this paragraph will be paid, and any annuity payments delayed pursuant to this paragraph will be accumulated and paid, during the seventh month following the month in which the Separation from Service occurs.

(i)	Exclusivity of Defined Benefits. This Section 3 is not intended to, and does not, confer on the Participant the right to receive more than one of the Defined Benefits described in paragraphs (a) through (e) of this Section 3.

4.       Method of Distribution of Defined Benefits.

(a)	Initial Election. Concurrently with the execution of this Participation Agreement (or at such later time as is permitted under Section 409A of the Code and applicable Internal Revenue Service guidance adopted thereunder), the Participant shall elect any one of the following distribution methods, which, subject to paragraph (b) of this Section 4, shall be irrevocable:

(i)	lump sum payment; or

(ii)	single life annuity; or

(iii)	level payment single life annuity;

(iv)	level payment single life annuity with 120 months of guaranteed payments; or

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(v)	50% joint and survivor level payment annuity; or

(vi)	75% joint and survivor level payment annuity; or

(vii)	100% joint and survivor level payment annuity.

In the event the Participant fails to elect any of the above forms of distribution methods as required herein, the Participant shall be deemed to have chosen the level payment single life annuity described in Section 4(a)(iii). Except for a lump sum distribution, all distributions shall be made on a monthly basis.

In the case of a single life annuity, due to the offsets required by Section 3(g), the amount of any Defined Benefit payment that is made prior to the date(s) on which the payment of the Participant’s Pension Plan benefits and/or Social Security benefits commence (or are deemed to commence) will be greater than the amount of any Defined Benefit payment that is made after such date(s). In the case of a level payment annuity, the calculation of the Defined Benefit payments will take into account the offsets required by Section 3(g) such that the payments will be approximately the same both before and after the commencement (or deemed commencement) of the Participant’s Pension Plan benefits and Social Security benefits.

If the Participant elects a lump sum payment method of distribution, the Participant acknowledges and accepts that the lump sum payment actually received shall be the actuarial equivalent of the single life annuity described in Section 4(a)(ii). If the Participant elects any level payment annuity method of distribution, including the Guaranteed Period Level Payment Life Annuity, the Participant acknowledges and accepts that the elected method is actuarially equivalent to the single life annuity described in Section 4(a)(ii) and his or her monthly distribution will be adjusted to actuarially accommodate such distribution election.

If the Participant elects a distribution method other than a single life annuity described in Section 4(a)(ii), the actuarial equivalent will be determined using the same actuarial equivalent assumptions contained in the Pension Plan. If there is no successor or replacement plan to the Pension Plan, the actuarial equivalent will be determined using reasonable actuarial assumptions adopted by the Administrator and in effect as of the date that distributions of Defined Benefits commence hereunder.

(b)	Changes to Distribution Method. The Participant may make one or more subsequent elections with respect to the manner in which his or her Defined Benefit is to be distributed pursuant to a written election in such form as is acceptable to the Administrator. A subsequent election may be made at any time prior to the commencement of Defined Benefits; provided, however, that a subsequent election changing the form of distribution to or from a lump sum payment must (i) in the case of a Change in Control Defined Benefit payable upon the date the Participant attains Normal Retirement Age or in the case of a Pre-Retirement Termination Defined Benefit, be made at least 12 months prior to the date originally scheduled for distribution of the Defined Benefit; (ii) provide for an effective date at least 12 months following the subsequent election; and (iii) postpone the commencement of distribution for a period of not less than five (5) years from the previous distribution date.

5.       Vesting. Subject to Section 8 hereof, a Participant shall become 100% vested in his or her Defined Benefit upon the following events:

(a)	upon the Participant’s Normal Retirement;

(b)	upon the Participant’s Separation from Service following a Change of Control and subsequent Triggering Event;

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(c)	upon a Separation from Service due to a Disability;

(d)	upon completion of ten (10) Years of Service; or

(e)	upon the Participant’s death.

There shall be no partial vesting of Defined Benefits.

6.       Taxes; Withholding. The Participant shall be responsible for the payment of all applicable local, state and federal taxes associated with the Participant’s participation in the Plan and the receipt of Defined Benefits hereunder, and the Employer shall have the right to deduct from any distributions hereunder any such taxes or other amounts required by law to be withheld therefrom.

7.       Beneficiaries.

(a)	Pre-Retirement Death Benefit. The Participant may designate a Beneficiary for the Pre-Retirement Death Benefit in accordance with rules established by the Administrator. A Participant may change any prior Beneficiary designation, without notice to or consent of any previously designated Beneficiary, in accordance with rules established by the Administrator. In the absence of a Beneficiary designation or if the Beneficiary predeceases the Participant, the Beneficiary will be the death beneficiary designated by the Participant for purposes of the life insurance policy owned by the Employer on the life of the Participant or, if no such beneficiary is named or no life insurance policy exists, the Participant’s estate. If more than one person is the Beneficiary, each Beneficiary will receive equal divisible amounts of any death benefit payable, unless otherwise indicated on the applicable form.

(b)	Post-Retirement Survivor Benefit. If the Participant elects a joint and survivor annuity or a Guaranteed Period Level Payment Life Annuity, he or she shall designate, in accordance with rules established by the Administrator, a Beneficiary to receive the Post-Retirement Survivor Benefit, if any, upon his or her death.

(c)	Lost Beneficiary.

(i)	The Participant and his or her Beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(ii)	If a Participant or Beneficiary cannot be located by the Administrator exercising diligence, then, in its sole discretion, the Administrator may presume that the Participant or Beneficiary is deceased for purposes of the Participation Agreement and all unpaid amounts (net of due diligence expenses) owed to the Participant or Beneficiary shall be paid accordingly, or, if a Beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive, and binding on all parties.

8.       Forfeiture of Defined Benefits.

(a)	No Benefits Payable Upon Termination for Cause. Notwithstanding anything contained herein to the contrary, no Defined Benefits shall be payable to the Participant if his or her employment with the Employer is terminated for Cause, regardless of whether the Participant would otherwise be vested in his or her Defined Benefit. For purposes hereof, a Participant whose employment is terminated for any of the following reasons shall be regarded as having been terminated for “Cause”:

(i)	willful or grossly negligent misconduct that is materially injurious to the Employer;

(ii)	embezzlement or misappropriation of funds or property of the Employer;

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(iii)	conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony;

(iv)	conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime;

(v)	failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(vi)	issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking.

(b)	Competitive Employment. Notwithstanding anything contained herein to the contrary, and regardless of whether the Participant would otherwise be vested in his or her Defined Benefit, the Employer’s obligation to make payments to the Participant or a Beneficiary under this Participation Agreement will be conditioned upon (i) the Participant refraining from Competitive Employment for a period of three (3) years following his or her Separation from Service with the Employer, (ii) the Participant refraining from injurious disclosure of confidential information concerning the Employer, and (iii) the Participant remaining available, at the Employer’s reasonable request, to provide at least six (6) hours’ of transition services per month for twelve (12) months following his or her Separation from Service (except in the case of a Separation from Service due to death or Disability); provided, however, that only condition (ii) of this paragraph shall apply if the Participant has a Separation from Service following a Change of Control and subsequent Triggering Event. If the Participant violates any of the foregoing conditions, then the Participant will forfeit all then-unpaid amounts under this Participation Agreement and be obligated to reimburse the Employer for all amounts paid hereunder, plus interest thereon at the rate of 10% per year. If the Employer engages an attorney that is not its employee to collect any amounts owed by the Participant pursuant to this paragraph, then the Participant will be obligated to reimburse the Employer for any associated attorney’s fees and other costs of collection.

9.	General Provisions

(a)	No Assignment. Defined Benefits under this Participation Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement. Defined Benefits shall not in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall they be subject to attachments or other legal process for or against any person, except to such extent as may be required by law. This paragraph (a) does not prohibit the transfer or assignment to the Participant’s spouse, former spouse or child of the right to receive all or a portion of the benefits payable to the Participant under this Participation Agreement, if such transfer or assignment is made pursuant to a domestic relations order issued by a court that is legally binding on the Participant. Payment of Defined Benefits pursuant to such an order may not be made before the earlier of (i) when Defined Benefits are actually paid to the Participant or (ii) a date specified in the order that is not before the earliest date that Defined Benefits could actually begin being paid to the Participant if he or she terminated employment. Any provision of an order for payment of Defined Benefits upon the election of the spouse, former spouse or child cannot be given effect. Any payment of Defined Benefits pursuant to a domestic order will be subject to tax withholding as provided by law. If a domestic relations order is served on the Employer, it will be processed in accordance with the Employer’s rules for processing qualified domestic relations orders established pursuant to Section 414(p) of the Code.

(b)	No Employment Rights. Participation in the Plan, and the execution of this Participation Agreement, shall not be construed to confer upon the Participant the legal right to be retained in the employ of the Employer, or give the Participant or any Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. The Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

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(c)	Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Participation Agreement is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, and their representatives.

(d)	Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the Defined Benefits of the Participant.

(e)	Amendment and Termination. Except as prohibited by applicable law, the Employer may unilaterally modify, amend or terminate this Participation Agreement; provided, however, that no modification, amendment or termination shall reduce any vested Defined Benefit to which the Participant has already become entitled at the time of the modification, amendment or termination, including, without limitation, Defined Benefits to which a Participant became entitled due to a Change of Control, unless the Participant consents in writing to such modification, amendment or termination. Any modification, amendment or termination shall be evidenced by a written instrument executed by the Employer and delivered to the Participant.

(f)	Compliance with Law. Notwithstanding any other provision of this Participation Agreement to the contrary, the Employer may amend, modify or terminate this Participation Agreement, without the consent of the Participant, as the Employer deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan, including, without limitation, Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code.

(f)	Governing Law. To the extent not preempted by federal law, this Participation Agreement shall be governed by, construed and administered under, the laws of the State of Maryland, exclusive of the conflict of laws principles of that State.

(g)	Severability. Should any provision of this Participation Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions hereof unless such invalidity shall render impossible or impractical the functioning of this Participation Agreement and, in such case, the Employer shall immediately adopt a new provision to take the place of the one held illegal or invalid.

(h)	Headings. The headings contained in this Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(i)	Terms. Singular nouns shall be read as plural and masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(j)	Successors. This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

(k)	Application of the Plan; Entire Agreement. The Participant acknowledges, by executing this Participation Agreement, that (i) this Participation Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, (ii) that a copy of the Plan and all amendments thereto through the date hereof were provided to the Participant on the date hereof, and (iii) he or she understands and accepts of all of the terms and conditions of the Plan. This Participation Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

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IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

ATTEST:	FIRST UNITED BANK AND TRUST:

By:
Name:
Title:

WITNESS:	PARTICIPANT:

[Carissa L. Rodeheaver][Jason B. Rush]

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EXHIBIT A

AMENDED AND RESTATED DEFINED BENEFIT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN